Exhibit 10.2

August 6, 2025

SilverBox Corp IV

8701 Bee Cave Road

East Building, Suite 310

Austin, TX 78746

Re:         Sponsor Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Business Combination Agreement, dated on or about the date hereof (as the same may be amended, modified, supplemented and/or restated from time to time in accordance with the terms thereof, the “Business Combination Agreement”), by and among (i) SilverBox Corp IV, a Cayman Islands exempted company (together with its successors, “SPAC”), (ii) Parataxis Holdings Inc., a Delaware corporation (“Pubco”), (iii) PTX Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (iv) PTX Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), (v) Parataxis Holdings LLC, a Delaware limited liability company (the “Company”), (vi) Silverbox Sponsor IV LLC, a Delaware limited liability company, in the capacity as the SPAC Representative thereunder, and (vii) Edward Chin, in the capacity as the Seller Representative thereunder, pursuant to which and subject to the terms and conditions set forth therein, (a) at least one business day prior to the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement, SPAC will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation; (b) SPAC Merger Sub shall merge with and into SPAC, with the SPAC continuing as the surviving entity and a wholly-owned subsidiary of Pubco and in connection with which each security of SPAC outstanding immediately prior to the effective time of the SPAC Merger shall be cancelled in exchange for the right of SPAC security holders to receive substantially equivalent securities of Pubco; and (c) Company Merger Sub shall merge with and into Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Pubco and with the Company Holders receiving shares of Pubco Stock in exchange for their Company Units in accordance with the terms of the Business Combination Agreement. Any capitalized terms used but not defined in this letter agreement (as the same may be amended, modified, supplemented and/or restated from time to time with the prior written consent of the parties hereto, this “Agreement”) will have the respective meanings ascribed thereto in the Business Combination Agreement.

Prior to SPAC’s initial public offering, SilverBox Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”) acquired an aggregate of 5,000,000 of SPAC’s Class B ordinary shares, par value $0.0001 (“Class B Shares”; such 5,000,000 Class B Shares, the “Total Founder Shares”). In connection with the Business Combination Agreement, the Sponsor agrees to enter into this Agreement with SPAC, Pubco and the Company to govern solely 150,000 of the Total Founder Shares (such 150,000 shares of the Total Founder Shares, the “Subject Founder Shares”) held by the Sponsor. For the avoidance of doubt, the Subject Founder Shares also shall include any and all SPAC Class A Shares or shares of Pubco Stock issued upon conversion thereof.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, SPAC, Pubco and the Company hereby agree as follows:

1.            The Sponsor shall use its commercially reasonable efforts to facilitate SPAC, the Company and/or Pubco or their respective Subsidiaries entering into Additional Financing Agreements in respect of one or more Additional Transaction Financings, as contemplated by Section 7.21 of the Business Combination Agreement, including pursuant to Schedule I hereto.

2.            The Sponsor hereby agrees that, upon and subject to the Closing, any Subject Founder Shares held by Sponsor as of the Closing (the “Sponsor Earnout Shares”) shall be placed into the Sponsor Escrow Account (as hereinafter defined). The Sponsor hereby agrees that, prior to the Closing, it shall enter into an escrow agreement with Pubco, Seller Representative and Continental Stock Transfer and Trust Company (or another escrow agent reasonably acceptable to the Sponsor and the Company), as escrow agent (the “Escrow Agent”), in form and substance to be mutually agreed by the parties thereto prior to the Closing (the “Escrow Agreement”), and, upon and subject to the Closing, the Sponsor shall deposit the Sponsor Earnout Shares (subject to equitable adjustment for stock splits, reorganizations, combinations, exchanges, readjustment of shares, recapitalizations, share sub-divisions (including share consolidations), split-up and the like, including to account for any equity securities into which such shares are exchanged or converted and similar transactions affecting the Pubco Stock after the Closing Date, the “Sponsor Escrow Shares”) into a segregated escrow account (the “Sponsor Escrow Account”) with the Escrow Agent to be held, along with any equity securities paid as special or other extraordinary dividends or distributions paid by Pubco (to the extent Pubco decides in its sole discretion to pay any such dividends or distributions) on the Sponsor Escrow Shares (“Escrow Earnings”), in the Sponsor Escrow Account and disbursed in accordance with the terms of this Agreement and the Sponsor Escrow Agreement. In addition, the Sponsor Earnout Shares shall be subject to, upon and subject to the Closing, the voting proxy attached hereto as Exhibit A (“Voting Proxy”) for so long as the Sponsor Escrow Shares are required to be held in the Sponsor Escrow Account.

3.            Except as expressly permitted hereunder, the Sponsor shall not Transfer, directly or indirectly, the Sponsor Earnout Shares during the Earnout Period. Except as otherwise set forth in this Agreement, all of the Sponsor Earnout Shares, together with any Escrow Earnings, shall be retained in the Sponsor Escrow Account and the Sponsor Earnout Shares shall be subject to the Voting Proxy unless and until their release upon the achievement of a Release Event (as defined below) in accordance with Section 6 hereof. “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

4.            The Sponsor agrees that all of the Sponsor Escrow Shares, together with any Escrow Earnings paid by Pubco for such Sponsor Escrow Shares, shall be subject to potential transfer to Pubco for no consideration (the “Sponsor Transfer”) at the end of the Earnout Period in the event that not all of the Earnout Milestones are achieved by Pubco pursuant to Section 6 hereof.

5.            In the event that if, at the end of the Earnout Period, less than all of the Sponsor Escrow Shares have been released to the Sponsor pursuant to one or more Release Events, the Sponsor and Seller Representative will as promptly as practicable instruct the Escrow Agent to complete the Sponsor Transfer of the unreleased Sponsor Escrow Shares, and the Escrow Agent shall deliver such Sponsor Escrow Shares and any related Escrow Earnings to Pubco (with any Sponsor Escrow Shares to be transferred to Pubco in certificated or book-entry form, as applicable). Seller Representative and the Sponsor shall give joint written instructions to the Escrow Agent to release the applicable Sponsor Escrow Shares and any related Escrow Earnings promptly after the occurrence of a Release Event or a Qualifying Change of Control, including the number of Sponsor Escrow Shares and amount of any related Escrow Earnings to be released.

6.            Other than as expressly set forth in this Agreement, the Business Combination Agreement or the Sponsor Escrow Agreement, the Sponsor shall have full ownership rights to the Sponsor Earnout Shares; provided, however, that the right to vote the Sponsor Earnout Shares shall be determined in accordance with and subject to the Voting Proxy (and for the avoidance of any doubt, the Sponsor Escrow Shares shall be voted in accordance with the terms of the Voting Proxy for so long as the Sponsor Escrow Shares are required to be held in the Sponsor Escrow Account in accordance with the terms of this Agreement).

7.            The Sponsor Earnout Shares shall vest, no longer be subject to the Sponsor Transfer and be released from the Sponsor Escrow Account upon the occurrence of the following events (each, a “Release Event”):

a.	Sixty-six and two-thirds percent (66 2/3%) of the Sponsor Escrow Shares (the “First Level Contingent Sponsor Share Consideration”) shall become no longer subject to the Sponsor Transfer and be released from the Sponsor Escrow Account following the date upon which Pubco achieves the Tier I Share Price Target for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period during the Earnout Period; and

b.	Thirty-three and one-third percent (33 1/3%) of the Sponsor Escrow Shares (the “Second Level Contingent Sponsor Share Consideration”) shall become no longer subject to the Sponsor Transfer and be released from the Sponsor Escrow Account following the date upon which Pubco achieves the Tier II Share Price Target for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period during the Earnout Period.

For the avoidance of doubt, Sponsor Escrow Shares shall vest and be released from the Sponsor Escrow Account only in connection with the first achievement of any Share Price Target during the Earnout Period, and the Sponsor Escrow Shares shall not be released from the Sponsor Escrow Account for any subsequent achievement of the same Share Price Target.

Notwithstanding the foregoing, in the event that during the Earnout Period, Pubco is subject to a Qualifying Change of Control, then all of the Sponsor Escrow Shares then remaining in the Sponsor Escrow Account shall become no longer subject to the Sponsor Transfer and shall be released to Sponsor from the Sponsor Escrow Account.

8.           This Agreement (including the Business Combination Agreement, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified, or waived as to any particular provision, except by a written instrument executed by all parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.            Neither party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event of the liquidation of the Sponsor, the Sponsor may, after obtaining the consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), transfer the Sponsor’s rights to any or all of the Total Founder Shares and its rights and obligations under this Agreement to its equity holders so long as such members agree in writing to be bound by the terms of this Agreement that apply to the Sponsor hereunder and thereunder, and each shall execute the Voting Proxy and provide such executed copy to the Company as a condition to such transfer. Any purported assignment in violation of this Section 8 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns.

10.          Any notice, consent, or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.2 of the Business Combination Agreement, with any notice to the Sponsor being to the same address as the SPAC Representative therein.

11.          This Agreement shall be construed, interpreted, and enforced in a manner consistent with the provisions of the Business Combination Agreement. The provisions set forth in Sections 11.6 through 11.10 and 11.13 through 11.14 of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

12.          This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

SPAC:

SILVERBOX CORP IV

By:	/s/ Stephen M. Kadenacy
	Name:	Stephen M. Kadenacy
	Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

The Company:

PARATAXIS HOLDINGS LLC

By:	/s/ Edward Chin
	Name:	Edward Chin
	Title:	Manager

Pubco:

PARATAXIS HOLDINGS INC.

By:	/s/ Edward Chin
	Name:	Edward Chin
	Title:	President, Chief Financial Officer, Secretary and Treasurer

[Signature Page to Sponsor Letter Agreement]

Accepted and agreed, effective as of the date first set forth above:

Sponsor:

SILVERBOX SPONSOR IV LLC

By:	/s/ Stephen M. Kadenacy
	Name:	Stephen M. Kadenacy
	Title:	Co-Managing Member

[Signature Page to Sponsor Letter Agreement]